CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form N-2, of our report dated February 28, 2022, relating to the financial statements and financial highlights of KKR Real Estate Select Trust Inc., appearing in the Annual Report on Form N-CSR of KKR Real Estate Select Trust Inc., for the year ended December 31, 2021, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 25, 2022